Filed Pursuant to Rule 433
Dated 06/26/06
Registration Statement No. 333-132201

Toyota Motor Credit Corp
15 Year Non-Call 1 Year Range Accrual Notes

FINAL TERMS

Issuer: Toyota Motor Credit Corp ("TMCC") (Aaa/AAA)

Security: 15NC1 Range Accrual Notes

Trade Date: 6/26/2006

Settlement Date: 6/29/2006

Maturity Date: 6/30/2021

First Call Date: 6/30/2007

Issue Size: $10 million

Issue Price: 100%

Redemption Price: 100%

Optional Redemption: The Notes may be redeemed in whole at par on the First Call Date, and semi-annually thereafter

Redemption Notice: Minimum 10 calendar days

Coupon: 7.75% x (N/D);
where:
"N" is the number of Business Days in the Observation Period where the Reference LIBOR Rate falls within the Applicable Range; and "D" is the total number of Business Days in the Observation Period.

Observation Period: From and including the prior payment date (or for the first payment period, the Settlement Date), to but excluding the next payment date. For each daily observation, the Reference LIBOR Rate will be taken from Telerate Page 3750 as of 11.00 a.m., London time.
For every Observation Period, the observation that is made on the 5th Business Day preceding the next payment date will remain in effect for the remainder of the Observation Period.

Reference LIBOR Rate: 6-month LIBOR

Applicable Range: 0.00% - 8.00%

Payment Frequency: Semi-annually, beginning 12/30/2006

Business Day Convention: Following (New York, London), Unadjusted

Day Count: 30/360

Form of Offering: Public

Documentation: US MTN Program

Clearance: DTC

Denominations: $50,000 x $1,000

Lead Manager: Wachovia Capital Markets, LLC

Governing Law: New York

Listing: None

CUSIP: 89233PYQ3

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-704-715-8400.